Exhibit 10.1

Strictly Private and Confidential

August 30, 2024

Peter Konieczny

-- delivered electronically --

Appointment as Chief Executive Officer (“CEO”)

Dear PK,

We are pleased to provide this letter confirming your appointment as CEO of Amcor plc (the “Company”). The terms set forth in your Employment Agreement with Amcor Group GmbH ("Amcor CH") dated September 17, 2009, as amended (the “Employment Agreement”) will be amended as described below. The letter dated March 16, 2024 outlining the terms of your appointment as interim CEO ("Interim CEO Letter") is hereby cancelled and superseded in its entirety by this letter agreement.

1.	Position. As CEO, you will have responsibilities as determined by the Board of Directors of the Company (the “Board”). Your duties and responsibilities are subject to change depending on the needs of the Company and/or Amcor CH. You will report to the Board.

2.             Compensation.

a.	Your annualized base salary will be CHF 1,580,190 (as may be increased from time to time, the "Base Salary").
b.	You will continue to participate in the Management Incentive Plan (the “MIP”) with an incentive opportunity at target of 120% of your Base Salary with payouts ranging from 0% to 180% based on individual and company performance.
c.	You will continue to participate in the Equity Management Incentive Plan (the “EMIP”) with an annual grant valued at 50% of the cash MIP paid to you and delivered in the form of time-based restricted share units (RSUs).
d.	You will continue to participate in the Long Term Incentive Plan (the “LTIP”) based on a grant date fair value equal to 250% of your Base Salary.
e.	The restricted share unit grant provided to you under the Senior Executive Retention Share Plan (“SERSP”) upon your appointment as interim CEO will continue unchanged.
f.	Except as otherwise set out herein, the terms of the MIP, EMIP, LTIP and SERSP are described in the relevant governing documents, including the 2019 Omnibus Management Share Plan, and may be modified by Amcor from time to time.

3.	Minimum shareholding policy. You will be required to hold 3x your annual Base Salary as Amcor shares, in accordance with the Minimum Shareholding Policy.

4.             Termination Without Cause or as a Good Leaver.

a.	If Amcor CH terminates your employment pursuant to Section 10 (2) of the Employment Agreement [Termination on Notice – Company] ("Termination without Cause") while you are serving as CEO, the Company agrees to treat your outstanding incentive plan participation and benefits as set out below (in lieu of the treatment provided by the terms of such plan) and provide the following compensation:

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i.	If the termination occurs after the completion of a performance period under the MIP but prior to the date the amount due thereunder has been paid, then assuming a payment has been earned based on the achievement of the performance goals for the period, the Company will pay you the entire amount earned under the MIP (including any portion due under the Equity Management Incentive Plan ("EMIP")) at the same time as other executives receive their MIP payments, but any portion earned under the EMIP will also be paid in cash;
ii.	With respect to the MIP performance period in which your termination occurs, the Company will pay you the MIP payment earned, if any, based on the achievement of the performance goals, at the same time as other executives receive their MIP payments, but your entire amount earned under the MIP (including any portion due under the EMIP) will be pro-rated to reflect the number of completed months during the performance period that you were actively employed, and such amount will be paid in cash;
iii.	Your outstanding restricted stock units (“RSUs”) granted under the EMIP will become vested in full within 30 days after your employment termination date;
iv.	Your outstanding 170,000 RSUs with a vesting period that continues through to February 2026 will become fully vested within 30 days following cessation of active employment;
v.	Any other equity awards for which you have completed one-half of the performance or vesting period as of the date you cease to be actively employed, will continue to vest according to their terms as if you had continued in active employment, except that upon the vesting date, the amount vested will be pro-rated to reflect the number of completed months of employment during the performance or vesting period that you were actively employed. In addition, any stock options that become vested after you cease active employment may be exercised for ninety (90) days following the vesting date for such stock options. Except as described herein, the terms and conditions of any equity award will continue to apply without change.

b.	Upon termination as a Good Leaver (as defined below), the Company will make the same payments, and will treat your equity/incentive awards and benefits in the same manner, as if you had been terminated by Amcor CH without “Cause” (i.e. as if there had been a “Termination without Cause”) as described in Section 4a above. For the purposes hereof, you shall be considered a Good Leaver in the following circumstances (each, a "Good Leaver Event"):

i.	a material change to your authority, duties, or responsibilities without your written consent (not including any temporary reduction in authority during any period of mental or physical incapacity); or
ii.	a reduction in your annual Base Salary or participation level or opportunity in any bonus or other incentive compensation plan or program of the Company.

In order to terminate as a Good Leaver, you must provide written notice to Amcor CH of the existence of a particular Good Leaver Event within 60 days of its initial existence or you having learned of the existence of a Good Leaver Event. Amcor CH and the Company shall have 30 days following the receipt of your notice regarding the occurrence of a Good Leaver Event ("Cure Period") within which to remedy the Good Leaver Event. If Amcor CH and the Company fail to remedy the Good Leaver Event within the 30 day Cure Period ("Failure to Cure"), then you may serve notice as Good Leaver as soon as you learn of the Failure to Cure, in which case you shall continue to perform work until the last day of the Cure Period and thereafter be exempted from your obligation to perform work as of the expiry of the Cure Period (subject to Amcor CH waiving the notice period in accordance with Section 4c below).

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c.	In the event of termination under paragraphs a or b above, Amcor CH commits to (i) waiving any notice period you are otherwise required to satisfy while paying you the equivalent of 12 months' Base Salary or (ii) release you from your obligation to perform work while continuing to pay your full compensation during the notice period. Amcor CH further commits to entering into a termination agreement to reflect such waiver and/or release from your obligation to perform work and the pertaining payment obligations of Amcor CH as set out in this paragraph c if and when necessary.

5.             Restrictions. The following changes will apply to Section 18 of your Employment Agreement:

a.	As agreed upon your appointment as interim CEO, the definition of “Restraint Period” is amended to read “means 12 months”.
b.	The definition of “Restraint Area” is amended to read “means all regions in which the Company operates a material business as at the date of termination of your employment”.
c.	Section 18 (3) of the Employment Agreement shall be amended to read as follows:

“During the Restraint Period, the Company (or Amcor CH) shall pay you an annual compensation payable in monthly equal instalments in the amount of 100% of the annual base salary you have earned at the time your employment ceases. The compensation shall be reduced in proportion to other salary received by you during the Restraint Period. To the extent permitted under applicable laws, you shall inform the Company at its discretion at any time about your income during the Restraint Period and to disclose your respective employer. The Company may at any time waive the restrictions in this Clause 18 in writing by observing a notice period of three months; in such event, the obligation of the Company to pay compensation shall lapse after expiry of the notice period.”

Except as set forth above, all of the terms of your Employment Agreement will continue to apply, including but not limited to the confidentiality obligations contained therein. Please sign below to indicate your acceptance of the terms described in this letter, including the amendments made to your Employment Agreement.

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For Amcor plc

/s/ Graeme Liebelt
Graeme Liebelt, Chairman

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For Amcor Group GmbH

/s/ Dalina Gjunkshi
Dalina Gjunkshi, Managing Director

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Agreed to this September 4, 2024

By:	/s/ Peter Konieczny
Peter Konieczny

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